PostRock Reports Third Quarter Results

OKLAHOMA CITY –  November 11, 2015 – PostRock Energy Corporation (OTC Pink:PSTR) today announced its results for the quarter ended September  30, 2015.

Highlights

•

Revenue totaled $10.7 million for the three months ended September 30, 2015, down 50% from the prior-year period.  Realized oil and natural gas prices were down 55% and 34%, respectively, from the prior-year quarter.

•	Production, using a realized 17:1 gas-to-oil economic equivalency in the third quarter, averaged 43.7 MMcfe per day, down 15% from the three months ended September 30, 2014.
o	Gas production averaged 34.3 MMcf per day, down 5% from the prior-year quarter.
o	Oil production averaged 552 barrels per day, down 38.5% from the prior-year quarter.
•	Operating costs, consisting of production and general and administrative expenses, decreased 21% from the prior-year quarter.
•	The Company recorded an impairment of its oil and gas properties of $34.9 million in the third quarter.

In response to the collapse of oil and gas prices that began in the latter half of 2014, the Company reduced its Oklahoma City staff by nearly 25% and its field staff by nearly 20% in January and February 2015. Additionally, the Company implemented another nearly 50% reduction to its remaining Oklahoma City staff in October 2015, which is expected to reduce operating costs by an additional $4 million over the next twelve months.  Excluding one-time costs related to these reductions, operating costs, excluding severance and ad valorem taxes, for the first nine months of 2015, were $33 million, or 12.6%, lower than the same period last year.

During the third quarter of 2015, the Company recorded an additional impairment to its oil and gas properties of $34.9 million bringing the total impairment in 2015 to $74.3 million.    These impairments were the result of the ceiling test performed as required under the full cost method of accounting for oil and gas properties.  At current NYMEX oil and natural gas forward prices, management expects to record between $20 million and $25 million of additional impairments to the carrying value of the Company’s oil and natural gas properties in the fourth quarter of 2015.

The Company’s borrowing base under its senior secured revolving credit facility was re-determined effective May 2015. The Company entered into an amendment to its senior secured revolving credit facility, which among other things, reduced the borrowing base to $76 million as a result of the May 2015 redetermination and established a six-month schedule for the repayment or reduction of the resulting $10.4 million borrowing base deficiency by December 22, 2015.  Our next borrowing base redetermination will be effective in November 2015, at which time the Company expects further significant reductions.  Subsequent to the May redetermination the Company has settled approximately 59% of its 2016 oil and natural gas hedge contracts and used the proceeds, together with cash from operations, to reduce the deficiency by $10.2 as of October 31, 2015.

As previously announced, the collapse in commodity prices has also necessitated a full review of the Company’s strategy going forward, and the Company engaged Evercore Group, L.L.C. in March 2015 to help evaluate strategic alternatives.  An independent special committee of the Board of Directors is overseeing the process.  Evercore is currently engaged in a process of determining interest in the Company as a whole as well as its individual assets.  There can be no assurance that the strategic review process will result in any transactions for the Company as a whole or for any individual assets at valuations the Company believes are attractive, nor can there be any assurance that the process will result in any transaction.  In addition, the Company believes it is likely that the aggregate proceeds from such transactions, if completed, together with the value of any assets remaining with the Company, will be substantially less than the amount required to repay in full the Company’s outstanding debt and preferred stock obligations.  Accordingly, the Company believes its existing equity holders will find that their holdings no longer have any material value.

Finally, the Company has been delisted from The NASDAQ Stock Market (“NASDAQ”) due to noncompliance with NASDAQ’s continuing listing standards.  The Company’s common stock now trades on the OTC Pink Marketplace (the “Pink Sheets”).

Operational Discussion

Central Oklahoma – Oil production for the nine months ended September 30, 2015 averaged 492 net barrels per day, a decrease of 1.9% from the prior-year period. Associated gas production in the region averaged 1.1 Mmcf/d.

Cherokee Basin – Gas production averaged 32.0 net Mmcf per day in the third quarter and 32.2 net Mmcf per day in the year-to-date period, just over a 7% decline from the prior-year periods. Oil production averaged 140 and 141 net barrels per day in the quarter and year-to-date periods, respectively, a 16% and 27% decline from the respective prior-year periods

Financial Discussion

Revenue decreased 50% from the three months ended September 30, 2014, to $10.6 million. Gas revenue decreased to $8.1 million in the quarter, down 37% as a result of a  34% decline in realized pricing to $2.55 per Mcf and a 5% decline in gas production from the prior-year period. Oil revenue decreased just over 72%, to $2.2 million, as a result of a 55% decline in oil pricing, to $42.86 per barrel. Gas gathering revenue decreased 32% to $429,000, as a result of lower gas pricing coupled with lower third-party volumes.

Total production expense, which consists of lease operating expenses (“LOE”), gathering expenses, and severance and ad valorem taxes (“production taxes”), decreased 20% from the three months ended September 30, 2014 as a result of the cost savings initiatives put in place in January through April of this year. Lower LOE and gathering costs in Central Oklahoma of $253,000 resulting from lower production in the area were realized in addition to lower LOE and gathering costs in all other areas of $2  million and lower production taxes of $1.9 million.  Production expenses were $2.82 per Mcfe for the three months ended September 30, 2014, as compared to $2.51 per Mcfe for the three months ended September 30, 2015.

Depreciation, depletion and amortization decreased $1.2 million, or 16.1%, from $7.3 million during the three months ended September 30, 2014, to $6.1 million during the three months ended September 30, 2015. On a per unit basis, we had an increase of $0.12 per Mcfe from $1.89 per Mcfe during the three months ended September 30, 2014, to $1.76 per Mcfe during the three months ended September 30, 2015.

Impairments related to its ceiling test required under full cost accounting for oil and gas properties performed at the end of the third quarter resulted in an increase to expense of $34.9 million.  The increase was primarily the result of the decline in the average trailing 12 month price.

General and administrative expenses decreased 23.5%, or $752,000, from the prior-year period, to $2.4 million. While there were small decreases in most general and administrative expense categories, the largest drivers were in wages, non-cash compensation, bonuses and benefits in the current period.

Interest expense, net, was $5.1 million during the three months ended September 30, 2014 and $4.6 million during the three months ended September 30, 2015.  Excluding non-cash interest related to the Series A Mandatorily Redeemable Preferred Stock of $4.2 million (restated) and $3.7 million for the three months ended September 30, 2014 and 2015, respectively, net interest expense was $867,000 for the quarter in 2014 compared to $897,000 for the same period in 2015 as debt was lower in the current year period.

As a result of declining oil and gas prices and the unwinding of 59% of the Company’s 2016 oil and gas swaps, the Company realized a $4.8 million hedging gain in the quarter, compared to a realized loss of $178,000 in the prior-year period

Hedges

The Company’s natural gas and crude oil swaps for the remaining three months of 2015 cover an average of 24.4 MMcf per day and 194 barrels per day at weighted average prices of $4.01 per Mcf and $92.73 per barrel. This represents approximately 82% and 38% of anticipated natural gas and oil production, respectively. The following table summarizes the Company’s derivative positions at September  30, 2015.

	Oct - Dec
	2015	2016
NYMEX Gas Swaps
Volume (MMBtu)	2,245,890	3,222,072
Weighted Average Price ($/MMBtu)	$4.01	$3.97
NYMEX Oil Swaps
Volume (Bbls)	17,892	29,392
Weighted Average Price ($/Bbl)	$92.73	$90.96

Debt

At September 30, 2015, the Company had a $200 million secured borrowing base revolving credit facility, which has historically been used as an external source of long and short term liquidity.  As discussed above, on June 24, 2015, the Company entered into an amendment to the credit facility in connection with a redetermination that led to a $10.4 million deficiency at June 30, 2015 which must be repaid in installments through December 2015.  Additionally, another borrowing base redetermination is scheduled for November 2015 at which time the Company expects a further significant reduction. Until the borrowing base deficiency is paid in full, the Company will not be able to re-borrow any amounts repaid under the credit facility.

At September  30 2015, PostRock elected to pay in-kind its quarterly dividend on its Series A preferred stock, increasing the liquidation value of the preferred by $2.6 million, to $87.2 million. As part of the dividend, White Deer also received 3.6 million additional warrants with a weighted average strike price of $0.65 a share. At September  30, White Deer held a total of 8.7 million warrants exercisable at an average price of $5.74 a share and 4.3 million common shares.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that PostRock will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The substantial drop in oil and natural gas prices since June 30, 2014 has significantly affected our revenue, profitability and cash flow and has led to an impairment of our oil and natural gas properties. Additionally, a decrease in the borrowing base under our senior secured revolving credit facility to $76 million led to a $10.4 million borrowing base deficiency at June 30, 2015, which is required to be repaid in installments through December 2015. Our next borrowing base redetermination will be effective in November 2015, at which time the Company expects further significant reductions.  A significant borrowing base reduction could lead to an unmanageable deficiency and ultimately a default under the credit agreement.  Upon an event of default under the credit agreement, the full amount of the debt would become callable.  The Company is currently in discussions with its lenders regarding alternatives if these events occur, but can give no assurances that an agreement can reached on terms acceptable to the Company, or at all.  In February 2015, the Company engaged Evercore Group L.L.C. to assist the Board in evaluating our strategic alternatives which include, among other things, merging or selling the Company, selling operating assets, obtaining additional capital from other sources and/or renegotiating the terms of our existing credit agreement sufficient to meet both our operating and financial obligations.  While this evaluation is still under way, there can be no assurance that we will be successful in any of these efforts or that we will have sufficient funds to cover our operational and financial obligations over the next twelve months, which raises substantial doubt as to our ability to continue as a going concern.  The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

	December 31,	September 30,
	2014	2015
Capitalization	(in thousands)
Current maturities of long-term debt	$—	$3,580
Long-term debt	83,000	74,620
Mandatorily redeemable preferred stock	63,954	72,467
Stockholders’ deficit	18,224	(80,195)
Total capitalization	$165,178	$70,472

Capital Expenditures

During the quarter, capital expenditures totaled $706,000. Development capital was $436,000, primarily related to completion of development projects in Central Oklahoma begun in the fourth quarter of 2014.  The remainder was utilized for minor maintenance and leasehold costs incurred in the quarter.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

Casey E. Bigelow

CAO,  Secretary  & Treasurer

cbigelow@pstr.com

(405) 702-7435

Production for the Current and Prior-Year Periods

The following table represents total period production for the current and prior-year periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Natural gas (MMcf)
Cherokee Basin	3,179	2,946	9,504	8,802
Central Oklahoma	25	97	50	308
Appalachian Basin	123	115	367	327
Total natural gas	3,327	3,158	9,921	9,437
Crude oil (Bbls)
Cherokee Basin	15,459	12,985	52,202	38,087
Central Oklahoma	64,130	34,386	137,011	134,377
Appalachian Basin	2,891	3,395	8,903	9,266
Total crude oil	82,480	50,766	198,116	181,730
Total Production - Natural Gas Equivalent (MMcfe)
Economic equivalent, 17:1 oil-to-gas basis (1)
Cherokee Basin	3,442	3,167	10,391	9,449
Central Oklahoma	1,115	682	2,379	2,592
Appalachian Basin	172	173	518	485
Total natural gas equivalent	4,729	4,022	13,288	12,526
Energy equivalent, 6:1 oil-to-gas basis (2)
Cherokee Basin	3,272	3,024	9,817	9,031
Central Oklahoma	410	303	872	1,114
Appalachian Basin	140	135	420	383
Total natural gas equivalent	3,822	3,462	11,109	10,528

Realized price (excluding hedges)
Crude oil (per Bbl)	$94.79	$42.86	$96.49	$46.67
Natural gas (per Mcf)	$3.86	$2.55	$4.38	$2.60

_________

(1)

Oil and natural gas are converted at the rate of one barrel equals 17 Mcfe based upon the approximate revenue per unit of production (Mcf or Bbl) realized during the period;  $42.86 per barrel of oil and $2.55 per Mcf of gas factors down to a 17:1 ratio

(2)	Oil and natural gas are converted at the rate of one barrel equals six Mcfe based upon the approximate relative energy content of oil to natural gas

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
	(in thousands)
Net income (loss)	$4,376	$(42,517)	$(10,691)	$(102,210)
Adjusted for:
Interest expense, net	5,058	4,625	14,827	13,440
Depreciation, depletion and amortization	7,257	6,092	21,516	20,701
EBITDA	$16,691	$(31,800)	$25,652	$(68,069)
Other expense, net	10	9	5	(326)
Gain on investment	(2,919)	—	(4,625)	(289)
Unrealized loss (gain) from derivative financial instruments	(6,623)	1,378	(3,121)	8,262
Impairment of oil and natural gas properties	—	34,867	—	74,261
Gain on disposal of assets	(42)	(90)	(120)	(289)
Non-cash compensation	629	292	2,544	1,445
Acquisition costs	—	—	47	—
Adjusted EBITDA	$7,746	$4,656	$20,382	$14,995

Although EBITDA and adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles (“GAAP”), management considers them important measures of performance. Neither EBITDA nor adjusted EBITDA are a substitute for the GAAP measures of earnings or cash flow or necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. EBITDA and adjusted EBITDA have material limitations as a performance measure because they exclude, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of their limitations, neither EBITDA nor adjusted EBITDA should be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

PostRock Energy Corporation

Condensed Consolidated Statements of Operations

 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
	(Restated)		(Restated)
	(in thousands, except per share data)
Revenues
Natural gas sales	$12,850	$8,058	$43,469	$24,548
Crude oil sales	7,818	2,176	19,117	8,482
Gathering	631	429	2,112	1,302
Total	21,299	10,663	64,698	34,332
Costs and expenses
Production	10,809	8,676	31,645	27,414
General and administrative	3,195	2,443	10,605	8,833
Depreciation, depletion and amortization	7,257	6,092	21,516	20,701
Impairment of oil and gas properties	—	34,867	—	74,261
Gain on disposal of assets	(42)	(90)	(120)	(289)
Acquisition costs	—	—	47	—
Total	21,219	51,988	63,693	130,920
Operating income (loss)	80	(41,325)	1,005	(96,588)
Other income (expense)
Gain (loss) from derivative financial instruments	6,445	3,442	(1,489)	7,203
Gain on investment	2,919	—	4,625	289
Other income (expense), net	(10)	(9)	(5)	326
Interest expense, net	(5,058)	(4,625)	(14,827)	(13,440)
Total	4,296	(1,192)	(11,696)	(5,622)
Net income (loss) before income taxes	4,376	(42,517)	(10,691)	(102,210)
Income taxes	—	—	—	—
Net income (loss) attributable to common stockholders	$4,376	$(42,517)	$(10,691)	$(102,210)
Net income (loss) per common share
Basic income (loss) per share	$1.36	$(6.20)	$(3.38)	$(15.23)
Diluted income (loss) per share	$1.35	$(6.20)	$(3.38)	$(15.23)
Weighted average common shares outstanding
Basic	3,218	6,858	3,166	6,711
Diluted	3,241	6,858	3,166	6,711

PostRock Energy Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	September 30,
	2014	2015

	(in thousands)
ASSETS
Current assets
Cash and equivalents	$46	$2,626
Accounts receivable—trade, net	9,080	3,913
Other receivables	515	1,560
Inventory	1,042	1,178
Other	1,031	771
Derivative financial instruments/hedges	11,151	8,620
Total	22,865	18,668
Oil and natural gas properties, full cost method of accounting, net	153,240	64,151
Other property and equipment, net	11,829	9,487
Derivative financial instruments/hedges	6,162	432
Other, net	1,579	1,167
Total assets	$195,675	$93,905
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$9,278	$2,518
Revenue payable	4,051	3,065
Accrued expenses and other	3,283	3,616
Current maturities of long-term debt	—	3,580
Total	16,612	12,779
Long-term debt, less current maturities	83,000	74,620
Mandatorily redeemable preferred stock	63,954	72,467
Asset retirement obligations	13,884	14,234
Other	1	—
Total liabilities	177,451	174,100
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock	—	1
Common stock	65	71
Additional paid-in capital	481,050	485,258
Treasury stock, at cost	(2,432)	(2,856)
Accumulated deficit	(460,459)	(562,669)
Total stockholders’ equity (deficit)	18,224	(80,195)
Total liabilities and stockholders’ equity (deficit)	$195,675	$93,905

PostRock Energy Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2014	2015
	(Restated)
	(in thousands)
Cash flows from operating activities
Net loss	$(10,691)	$(102,210)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation, depletion and amortization	21,516	20,701
Impairment of oil and natural gas properties	—	74,261
Share-based and other compensation	2,487	1,563
Amortization of deferred loan costs	392	430
(Gain) loss on derivative financial instruments	1,489	(7,203)
Settlements received (paid) on derivative financial instruments	(4,610)	13,983
Gain on disposal of assets	(120)	(289)
Gain on investment	(4,625)	(289)
Other non-cash changes to items affecting net loss	12,080	10,823
Changes in operating assets and liabilities
Accounts receivable	(229)	5,167
Accounts payable	(6,457)	(1,831)
Other	2,925	(391)
Net cash flows from operating activities	14,157	14,715
Cash flows used in investing activities
Restricted cash	(1)	—
Proceeds from sale of investment	19,213	289
Expenditures for equipment, development and leasehold	(22,002)	(8,138)
Proceeds from sale of assets	607	380
Net cash flows used in investing activities	(2,183)	(7,469)
Cash flows used in financing activities
Proceeds from debt	47,000	18,000
Repayments of debt	(59,000)	(22,800)
Debt and equity financing costs	(11)	—
Proceeds from issuance of common stock	—	134
Net cash flows used in financing activities	(12,011)	(4,666)
Net increase (decrease) in cash and cash equivalents	(37)	2,580
Cash and cash equivalents beginning of period	37	46
Cash and cash equivalents end of period	$—	$2,626